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                                                                   Exhibit 10.41

                             Second Amendment to the
               Tenneco Automotive Inc. Key Executive Pension Plan

Subject to the powers of amendment reserved in Section 12 of the Tenneco Automotive Inc. Key Executive Pension Plan (the "Plan"), the Company hereby amends the Plan as follows:

1. Effective December 31, 2004, all benefit accruals under the Plan are hereby frozen. As of this date, no new individuals will be eligible to participate in the Plan, and no additional benefits will accrue under the Plan.

2. Effective December 31, 2004, Sections 4, 5 and 6 of the Plan are deleted and replaced with the following new Sections 4, 5 and 6:

     "4. Commencement and Payment of Plan Benefits.

          The Plan Benefit shall be payable in the form of a single lump sum payment and shall be payable as soon as practicable after the later of (a) a Participant's Termination Date or (b) the date on which he attains age 55; provided, however, that no benefit shall be paid hereunder earlier than the 60th day following the Participant's Termination Date unless otherwise determined by the Committee. If a Participant dies prior to commencement of his Plan Benefit, his Surviving Spouse will be entitled to receive benefits in accordance with the provisions of Section 5.

          The Plan Benefit shall be calculated using the applicable interest rate (as defined in Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code (the "Code")) for the second calendar month preceding the first day of the calendar year during which the benefit payments are to commence and the applicable mortality table (as defined in Section 417(e)(3)(A)(ii)(I) of the Code).

     5. Surviving Spouse Death Benefits.

          If a Participant dies before the date as of which payment of his Plan Benefit is to be paid under the Plan and there is an Eligible Spouse (as defined in the Salaried Retirement Plan), a "Surviving Spouse Death Benefit" shall be paid to the Eligible Spouse; provided however, that payment of the Surviving Spouse Death Benefit shall not be paid prior to the date on which the Participant would have attained age 55. The Surviving Spouse Death Benefit payable to an Eligible Spouse under the Plan shall be equal to 50% of the monthly benefit amount to which the Participant would have been entitled if:

          (a) he had commenced receipt of his Plan Benefit as of the date on which he attained age 55;

          (b) his benefit was paid in the form of a Qualified Joint and Survivor Benefit (as defined in the Salaried Retirement Plan); and

          (c) his benefit is based on his Years of Service and Compensation as of the actual date of his death (or, if earlier, his Termination
               Date).

     The Surviving Spouse Death Benefit shall be calculated as an actuarial equivalent lump sum determined under the applicable terms of the Salaried Retirement Plan and payable in accordance with the rules set forth in
     Section 4 above.

     6. [RESERVED]"

3. Except to the extent expressly amended by the terms of this Amendment, all provisions of the Plan shall remain in full force and effect following the date hereof and shall not be modified by this Amendment.

IN WITNESS WHEREOF, the Company has caused the Plan to be amended as set forth herein by its respective officers thereunder duly authorized.

                                             TENNECO AUTOMOTIVE INC.


                                             /s/ RICHARD P. SCHNEIDER
                                             ------------------------

                                             By: Richard P. Schneider

                                             Its: Senior Vice President,
                                                  Global Administration